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                                  EXHIBIT 99.2

                           Message to the Shareholders

Net sales rose 10% to $54,655,000 in the second quarter, bringing year to date sales to $89,905,000, a 14% gain, as compared to year ago comparable periods. Net income declined 13% for the quarter to $1,953,000, however, year to date net income is up 13% to $2,551,000 or twenty cents per share as compared to seventeen cents for last year's first half.

Escalade Sports' net sales of sporting good products rose 16% to $30,619,000 for the quarter reflecting the inclusion of the Bear Archery acquisition for the full quarter and the return to more normal shipping patterns due to improved inventory management by our customers. The increased sales and continued improvement in factory operating expenses drove a 7.5% increase in net income for the quarter. For the first half, net sales are up 23% to $46,309,000 and net income is up 82% compared to the same period last year. The first half has been the beneficiary of one time sales gains that will not occur in the second half; however, we still expect to show an increase for the full year. Subsequent to the quarter, we signed a definitive agreement to acquire a non sporting goods product line that meets our strategic objective of fully utilizing the capacity of our blow molding and weight filling facility in Olney, IL. This should add between one and two million dollars to net sales on an annual basis and will be accretive to earnings beginning in 2005.

Net sales of office products at Martin Yale increased 3% to $24,035,000 while net income declined 5% for the quarter. For the first half net sales are 5% ahead at $43,596,000 and net income is 16% behind the first half of last year. Net income in North America continues to climb (up 14% year to date) due to the synergies achieved from the Schleicher acquisition and in spite of substantial delays in shipments of paper shredders to certain customers due to the finalization of new prices to offset the impact of the strong euro. Gains in both sales and net income in the UK and France have been more than offset by the continued operating inefficiencies in Germany. We have now fully reorganized the management team in Germany, eliminated most of the inefficiencies, and absorbed a significant amount of the costs of the personnel reductions in the first half, laying the groundwork for a profitable second half. We expect that all office product locations around the world will be profitable in the last half of this year.

We are continuing to evaluate acquisitions in the sporting goods industry now. We should be in a position to begin looking for opportunities in the office products industry in the last half of 2005.

Thank you for your continued support,



C.W. Reed
President & CEO

                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
               (Unaudited, In Thousands Except Per Share Amounts)

                                             Three Months Ended         Six Months Ended        Twelve Months Ended
                                           ----------------------    ----------------------    ----------------------
                                            10 July      12 July      10 July      12 July      10 July      12 July
                                             2004         2003         2004         2003         2004         2003
                                           ---------    ---------    ---------    ---------    ---------    ---------
NET SALES ..............................   $  54,655    $  49,837    $  89,905    $  78,940    $ 232,693    $ 184,688

OPERATING  EXPENSES
      Cost of goods sold ...............      37,125       31,160       61,643       49,819      163,827      127,070
      Selling and administrative .......      14,227       14,389       23,467       24,321       47,875       39,033
                                           ---------    ---------    ---------    ---------    ---------    ---------

OPERATING INCOME .......................       3,303        4,288        4,795        4,800       20,991       18,585

OTHER INCOME (EXPENSE)
      Interest expense .................        (573)        (652)        (938)      (1,100)      (2,121)      (1,683)
      Other income (expense) ...........         319           17          301          (36)       2,847         (256)
                                           ---------    ---------    ---------    ---------    ---------    ---------

INCOME BEFORE INCOME TAXES .............       3,049        3,653        4,158        3,664       21,717       16,646

PROVISION FOR INCOME TAXES .............      (1,096)      (1,399)      (1,607)      (1,403)      (6,577)      (5,782)
                                           ---------    ---------    ---------    ---------    ---------    ---------

NET INCOME .............................   $   1,953    $   2,254    $   2,551    $   2,261    $  15,140    $  10,864
                                           =========    =========    =========    =========    =========    =========

PER SHARE DATA
      Basic earnings per share .........   $    0.15    $    0.17    $    0.20    $    0.17    $    1.18    $    0.83
                                           =========    =========    =========    =========    =========    =========
      Diluted earnings per share .......   $    0.15    $    0.17    $    0.19    $    0.17    $    1.15    $    0.82
                                           =========    =========    =========    =========    =========    =========
      Average shares outstanding .......      13,018       13,000       12,949       13,010       12,884       13,013


                      CONSOLIDATED CONDENSED BALANCE SHEET
                            (Unaudited, In Thousands)
                                                     10 July 2004       12 July 2003     27 December 2003
                                                   ----------------   ----------------   ----------------
ASSETS
     Current assets ............................   $         81,674   $         81,140   $         79,619
     Property, Plant & Equipment - net .........             16,370             18,558             17,537
     Other assets ..............................             16,661             15,700             18,504
     Goodwill ..................................             18,715             17,791             18,777
                                                   ----------------   ----------------   ----------------
        Total ..................................   $        133,420   $        133,189   $        134,437
                                                   ================   ================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities .......................   $         42,851   $         52,049   $         54,962
     Other liabilities .........................             28,520             34,310             18,192
     Stockholders' equity ......................             62,049             46,830             61,283
                                                   ----------------   ----------------   ----------------
        Total ..................................   $        133,420   $        133,189   $        134,437
                                                   ================   ================   ================